EXHIBIT 99.1

WALNUT, Calif., April 2, 2018 /PRNewswire/ -- Focus Universal Inc. (FCUV), a Universal Smart Instrumentation Platform (USIP) developer and manufacturer, announced that it has appointed Duncan Lee as its new Chief Financial Officer.

Duncan Lee, age 34, is presently a licensed Certified Public Accountant living in Diamond Bar, California. Mr. Lee graduated in 2006 with a bachelor’s degree in Accounting from the University of Southern California and has more than 11 years of experience with public company accounting and financial reporting with the SEC. Mr. Lee worked on the audit staff of the PCAOB accounting firm of Moore Stephens Wurth Frazer and Torbet LLP and then worked as a senior associate at the PCAOB accounting firm of Simon & Edward, LLP in Diamond Bar, CA. Since 2011, Mr. Lee worked in-house as a staff accountant at a public company called Merion, Inc. preparing their S-1 filing (which was approved), and their routine securities filings, including their 10-K and 10-Q filings.

Regarding the new appointment, Dr. Desheng Wang, the Company’s CEO said, “The appointment of Duncan Lee as our new Chief Financial Officer is an important step in our progress towards listing on the NASDAQ exchange and the wide-scale launch of our patent-protected Ubiquitor universal smart instrument product.”

“I am happy to join the Focus Universal team of professionals,” Duncan Lee said, “I believe that my key purpose in this new capacity is to facilitate this company’s transformation and growth by providing not only financial reporting and compliance, but to provide financial forecasting, cost control, and data analysis on a timely basis and at a high level of quality. To achieve this, I will focus on the development of effective accounting and reporting processes that will help us achieve growth and help us uplist to other trading markets, like the NASDAQ.”

About Focus Universal

Focus Universal Inc. (FCUV), based in the Walnut, California, is a universal smart instrumentation platform developer and universal smart device manufacturer. The company is also a wholesaler of various air filtration systems.  The technology features a Universal Smart Instrumentation Platform (USIP) generalizes instruments into a reusable foundation representing a majority part of the instruments, and architecture-specific components (sensor modules), which together replaces the functions of traditional instruments at a fraction of their cost.  The USIP has an open architecture incorporating a variety of individual instrument functions, sensors and probes from different industries and vendors. The platform features the ability to connect thousands of sensors or probes. This technology addresses major limitations with traditional hardware and represents another technological advancement in the Internet of Things marketplace.

Visit www.focusuniversal.com for more information.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device and related inventions or innovations as well as the continuation and results of the Universal Smart Device to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.